DENTSPLY INTERNATIONAL INCORPORATED

                         Moderator: Gary K. Kunkle Jr.
                                April 28, 2004
                                  7:30 am CT


Operator:    Good morning, my name is Luwana and I will be your conference facilitator today. At this time I would like to welcome everyone to the 1st Quarter 2004 Earnings Release Conference Call.

             All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you.

             I would now like to turn the conference call over to Mr. Gary Kunkle, Vice Chairman and Chief Executive Officer. Please go ahead sir.

Gary K. Kunkle Jr.:  Thank you Lawana and good morning and thank you for joining the Dentsply 1st Quarter Conference Call. My name is Gary Kunkle and I am the Vice Chairman and Chief Executive Officer. Also with me today are Tom Whiting, our President and Chief Operating Officer and Bret Wise, our Senior Vice President and Chief Financial Officer.

             I'm going to begin today's review with some overview comments regarding our first quarter results and some additional comments on our overall business and conclude with some remarks regarding our outlook for the balance of the year.

             Following myself, Bret will then go through a more detailed review of the P&L and balance sheet and finally we would all be pleased to answer any questions you may have.

             Before we get started I do need to read our Safe Harbor Statements. In accordance with the rules of the Securities and Exchange Commission, information discussed during this conference call, including the question and answer period, will be part of an 8-K Filing that will be made by the company after the call.

             To the extent that during this conference call any non-GAAP financial items are discussed, the additional information required by the SEC about such non-GAAP matters will be available through our web site by going to dentsply.com and then going to the Investor Relations section and clicking on the SEC Filing link which will then provide access to the 8-K filed for this conference call and further information about any non-GAAP items.

             The conference call may include forward looking statements and as such are made in accordance with the Safe Harbor Provisions for the Securities Litigation Reform Act. Forward looking statements involve risks and uncertainties which could materially affect the companies business and should be considered in conjunction with the risk factors and uncertainties described in the company's most recent annual report on Form 10K.

             By now each one of you should have received a copy of our first quarter earnings announcement release yesterday after the market closed. I am very pleased to report that Dentsply had another record setting performance. Our reported sales during the first quarter were $415.4 million, this represents an 11.9% increase compared to the first quarter of 2003. If you exclude precious metal content the increase was 13.3% for the quarter. And that 13.3% sales gain breaks out for the quarter as follows. The base business was 6%, foreign exchange was 7.3% and there really was no impact from acquisition or divestitures.

             The geographic base business growth for the quarter, ex precious metals was as follows: the United States was 2%, Europe was 10.4%, Asia was 11.8%, Latin America was at -6.3% and the balance of the world was 6.4%.

             Looking at the United States market, the U.S. had good growth in our chair side, or that would be our dental office consumables business. The lab-base businesses however was negative overall for the quarter. The consumable lab products showed a modest increase for the quarter but were more than offset by negative equipment sales to the laboratory.

             If you look at comparative quarter, the first quarter of 2003 was a strong quarter for lab equipment with sales exceeding the prior period in 2002 by 31%, giving us a very difficult comparison.
             Our lab equipment sales for this quarter were probably more inline with our 2002 sales rate, however that means that we were down 32% in comparison to 2003.

             The first quarter was the only strong quarter in 2003 for lab equipment so going forward this year the comparisons will not be nearly as challenging as this segment of business recovers along with the consumables for the lab.

             The improvements in the sales rate of our consumables, which are the crown and bridge products to our laboratory customers, is a good indicator that the lab business is on the rebound. As we move through the year I expect the lab business to continue to improve as well as the U.S. dental business overall.

             Looking at Europe, Europe had a base business growth of 10.4% which was just a truly exceptional quarter overall and it was in virtually every category in every country.

             There are two events that may have helped it somewhat for the first quarter. In 2003 Germany announced a modest reform in their health care reimbursements that was to begin in 2004. This included the addition of a per- visit charge with some reimbursement changes in certain categories. They also announced that if a visit was scheduled during 2003, but it wasn't completed until 2004 it would be reimbursed under the 2003 scheme.

             While the changes in reimbursement for 2004 truly were not significant, it is believed that the first quarter reflects the impact of those pre-scheduled procedures that were performed in 2004.

             Also, while we didn't announce the change in our European distribution operations that took place during the first quarter, we do believe that some dealers, upon hearing of the change, may have bought forward to protect themselves against any unforeseen transitional difficulties.

             Even so it was an outstanding quarter across all of Europe.
             We're very pleased with the growth in Europe and really expect it to continue the balance of the year but recognize that probably sustaining business base growth at a double-digit growth level is not likely.

             Looking at Asia, Asia continues to show strong signs of recovery recording its first double-digit base business growth in over a year. This was led by strong performances in Korea, Taiwan, Mainland China and Hong Kong. We're very encouraged by these trends in Asia during the last two quarters and expect that they will continue for the balance of the year. This of course is highly dependent upon the outcomes of the recent discovery of a few new SARs cases in China.

             Latin America, this region continues to have its economic challenges as I had mentioned during the last conference call.
             At the end of 2003 Brazil and Mexico, which are our two largest markets in Latin America rejected economic improvements in 2004. As we look back on the first quarter we saw modest improvements in Brazil, but it was more than offset by negative growth in Mexico. It was however for Mexico a tough quarter comparison for them so hopefully as we move forward we'll see some improvements.

             As far as the balance of the world the internal growth was 6.4%, this was led by strong performances in Canada, Australia, the Middle East and Africa.

             Just a couple of comments on some category performances globally. We had exceptional performance for the quarter in orthodontics, endodontics, and implants, all having very strong double-digit growth. On the other end we had weak performances delivered by lab, which I had already mentioned, and this really was primarily pulled down because of the U.S. lab business, that I mentioned before, positive transfer consumables but more than offset by weak equipment and we had weak performance in our non-dental business.

             Just a couple of other items of interest, we completed the sale of Gendex in February, our product mix is now almost exclusively comprised of consumables and small equipment. We believe these segments in the market are more attractive in the long-term and many of the technologies that we really expected will be part of future dentistry will be in these categories.

             A couple of comments on MPL, as you know this is our dental needle business that we announced we would be discontinuing. The shutdown has gone as planned. The plant was vacated at the end of March and from an operational standpoint this divestiture is complete. If you will recall this business had $5.5 million in revenue and virtually no profit.

             The anesthetic plant in Chicago, all of the major construction activities for the first phase of production are complete. The required commissioning and validation of facilities and equipment for the agency submission is ongoing and that's in both the manufacturing and the laboratory areas.

             All drug stability batches required for initial agency inspection and approvals for the Australian and UK markets have been manufactured and stability programs have been initiated. We anticipate approvals from the regulatory agencies for these stability batches before the end of the year. North American and Japanese market stability batches are scheduled to follow the completion of these validation activities.

             As we announced earlier, we received FDA approval for sale in the United States for Oraqix in December 2003. This is our revolutionary new non-injectable anesthetic for periodontal root planing and scaling applications.

             We are continuing our post-approval manufacturing and marketing activities and have submitted all of our launch materials to the FDA for approval. We also have completed our filing for a mutual recognition procedure in Europe. This filing was validated in all countries and the approval process will now move forward on a country-by-country basis with approvals anticipated to begin by the third quarter of this year and continue through 2005.

             Assuming timely approvals, we expect to begin marketing Oraqix in the United States and Sweden in either the late third quarter or early fourth quarter of this year.

             Some comments on our European Distribution Center. The relocation of that center from Nijmegan into our own facility in Radolfzell, Germany is completed and operational. As we had previously mentioned the financial impact in 2004 will be neutral, 2005 and beyond should provide additional annual savings of a minimum of $750,000, and of course it also provides us the opportunity to continue to improve our service levels and our inventory turns.

             We also announced earlier that in the fourth quarter that we would be, fourth quarter of last year, we would be consolidating our three U.S. lab businesses. That would be Trubyte, Austenal, Ceramco. This consolidation is actually ahead of schedule and organizationally will be completed during this second quarter. The distribution will be consolidated by the year end and while the primary purpose of this consolidation was to improve our ability to serve our customers and to accelerate the growth of these combined businesses, when we get this fully implemented it will yield an annual synergy savings of about $1.5 million in 2005 and of course in future years.

             In closing, just some comments about new products. Our new product introductions during the first quarter included the E Stylus, which is our new electric hand piece, the Smart Light which is our new curing light and several other line extensions. As we look forward and move forward through the year, there are several key product introductions and in several important product groups. These include introductions in our preventative care segments, in restoratives, in endodontics, certainly in pharmaceutical with Oraqix and some other ancillary products, in orthodontics, in implants and there will be several product introductions within the lab segment which will include important line extensions to our Cercon product category.

             We're really excited about the future of these new products and what they will bring to the market and of course what they will bring to our investors.

             Just some comments on the balance of the year, our original sales guidance was to achieve a 5 to 6% internal growth for the year, while we're very pleased with our first quarter start, I think it's prudent to maintain this guidance for the year given some of the events in Europe that may not have sustainability. So as we look forward we do expect slower but still healthy growth in Europe and certainly expect an improved growth in the United States.

             Our earnings guidance has been $2.25 to $2.30 for the year, if you exclude the one-time benefits of the Gendex divestiture; we believe that the upper side of that guidance is realistic with more upside opportunities than downside risk.

             That concludes my remarks so now I'd like to turn it over to Bret Wise for a financial review, Bret.

Bret W. Wise:   Thank you Gary. Good morning everyone and thank you for
             joining us on our first quarter call. I'd like to look first at the income statement that was included in the release and as Gary mentioned, net sales for the first quarter grew by 11.9% in total and 13.3%, excluding precious metals. Internal growth excluding precious metals was 6% and currency added 7.3%.

             I'd like to remind you that the Gendex equipment business that was sold on February 27, 2004 has been treated as a discontinued operation so the sales and the profits of Gendex have been removed from the continuing operations reported here in the press release, for all periods.

             Gross margins, excluding precious metals, were 57.1% and that's up a full percentage point sequentially from the 56.1% we recorded in the fourth quarter of '03 and that's up 1/2 point from the 56.6% we recorded for all of 2003. Gross margins in the first quarter were the highest that we've reported in the last four quarters and we believe that we will continue to see improvement in this measure as we move through 2004.

             On a year-over-year basis margins are down slightly and that's due to really a variety of small items, including the startup costs that we're beginning to incur in the pharma plant in Chicago as we run the media and the stability trials and also some duplicate costs that were incurred with the relocation of the distribution facility in Europe where we had two facilities running at the same time and then also some slight product mix and geographic mix changes.

             Operating margins for the quarter, excluding precious metals, were 19.5%. That's up 40 basis points from the 19.1% we had in the first quarter of '03. In the current quarter we did have a small restructuring charge related to the consolidation of the U.S. lab business and the transfer of our European distribution function. As we mentioned in our January call, we expect to have additional charges of about $1.5 million or so during the remainder of this year, related to the completion of the U.S. lab consolidation.

             Absent the restructuring charges, the operating margins would have been 19.7% in the current quarter. As you know we target a 50 basis point improvement in operating margins per year, absent the restructuring charge. We would have exceeded that in the first quarter and even with the restructuring charge we came very close to meeting that target.

             We continue to be comfortable that we're on the right track for accomplishing this goal and that more improvement will come from probably gross margins as we move through the year.

             The tax rate for the quarter was 29.2% and that compares to 32.2% for the first quarter of 2003. This quarter reflects approximately $1.2 million of benefits related to tax matters that were resolved this quarter related to prior periods. So we consider those kind of out-of-period items and not reflective of the ongoing rate. Absent these items the rate would have been 31.1%, which is, still a substantial improvement compared to prior year.

             This improvement really reflects the efficient tax structure we've established in Europe and as that region grows relative to the company in total we're increasingly seeing the benefits of the efficient tax structure that we've established there.

             So earnings from continuing operations were $45.8 million or 56 cents per diluted share. That's a 19.5% increase from the first quarter of 2003. The tax items net of the restructuring charges in this period contributed about 1 cent per shared earnings in the first quarter '04.

             Income from discontinuing operations was $43.1 million or 53 cents per share and that is almost entirely the gain on the sale of Gendex, which again we completed in February of '04.

             Cash flows for the quarter from operations were approximately $45.6 million and that compares to $43.0 million in the first quarter 2003. The current year's cash flow generation included depreciation and amortization of $13.5 million. Inventory days stood at 92 at the end of March and that's a two-day improvement compared to 94 days from continuing operations at the end of 2003 and receivable days stood at 56 at the end of March compared to 50 at the end of 2003.

             Investment activities for the quarter included capital expenditures of $11.5 million and of course we did realize the $102.5 million proceeds on the sale of Gendex here in the first quarter. Also, as previously disclosed and as Gary mentioned, the FDA did approve Oraqix our new anesthetic for periodontal applications in December and in January we made the final milestone payment of $16 million to AstraZeneca.

             Financing activities for the quarter included proceeds from exercised stock options of about $22 million and during the quarter we did repurchase approximately 275,000 shares of our common stock at an aggregate cost of $12 million or about $43.43 cents per share on average.

             The balance sheet continued to strengthen during the quarter. At the end of March we had $288 million in cash, we had long-term debt of $787 million and we had equity of $1,214,000,000. On a net-debt basis and that's debt net of the cash balance and also net of approximately $60 million of derivative value that's shown in the other asset categories on our balance sheet, our net-debt stood at $440 million and our net-debt to total capitalization is now about 27%.

             So again we're very pleased to report the record sales and earnings for the quarter and the continuation of the strong cash flow that we experienced in 2003 and that concludes our prepared remarks. I'd like to now turn the call back over to the Operator for questions and answers, Operator.

Operator:    At this time I'd like to remind everyone in order to ask a question please press star then the number 1 on your telephone keypad. We'll pause for just a moment.

             Your first question comes from Derek Leckow.

Derek Leckow:   Thank you, good morning and congratulations on a great
             quarter. Just had a question on your guidance. You said that you expect the upper end of the range that there was probably some upside to that, or more upside than downside rather. I wonder if you could qualify those comments and also talk a little bit about the opportunities for acquisitions this year? You usually make, you know, accretive acquisitions. Are there any that you're reviewing currently that you might think would close before the end of the year?

Gary K. Kunkle Jr.:  Sure with respect to the guidance I'm not real sure that
             I can offer you much more than I already said. We do feel comfortable with the upside of that range and if I have to say which way it would deviate from that I feel more comfortable that it will probably go up than any risk that it would go down from there and of course that's based on having a strong start in the first quarter and indicators that, you know, while certain markets weren't as strong as we'd like them to be, all the indicators are that they will be in the future. So I see more indications for improvement than I do for risk.

             With respect to the acquisitions, obviously I can't be specific, but we couldn't have been in a more aggressive period than we are now with respect to looking at them. We are looking primarily at, as opposed to looking at getting into categories in which we don't compete, which there aren't many, we're looking at expanding share in existing lines. So where we can do that in existing geographies, we will. We're also looking at geographies where we have less share, I think the obvious one to everyone is Japan and of course as we have mentioned before, if there are new technologies that have future dental application that require an equity investment we would do that.

Derek Leckow:   Okay, thank you.  My second question relates to the U.S. lab business. If you were to exclude the equipment sales from your analysis of internal growth, what would your internal growth rate have been in the U.S.?

Gary K. Kunkle Jr.:  I just can't do that in my head Derek; I would say it's probably in the 4 to 5% range.

Derek Leckow:   Okay, thanks.  And then finally on inventory I noticed that the inventory really didn't rise that much, I kind of was expecting that to rise a bit with the, you know, switch to the distribution, the single distribution center in Europe. Would you expect that to continue to come down overall, the overall inventory balance?

Gary K. Kunkle Jr.:  First of all I was very pleased with how they managed inventory. We did have to take it up a bit in the logistics center, but it was obviously more than offset by what I consider excellent management of raw materials and work in process at our manufacturing locations, so it went from 94 to 92. Our target for the end of the year is mid-to-low 90's. I do expect that as we have product releases and take product to market during the year you might see it go up somewhat. I certainly don't expect it to get out of the 90's, but it might go up to the mid and upper 90's and then come back down at the end of the year.

Derek Leckow:   And then one final question on the consolidation of the lab business. Are there separate sales forces that you are going to be consolidating there as well or are they all similar right now anyway?

Gary K. Kunkle Jr.:  At this point the Austenal and Trubyte sales force is consolidated. The Ceramco remains separate but they have common Sales Managers, so they will have programs that overlap each other, but we have not combined the actual Sales Reps beyond where they were organized prior to the consolidation.

Derek Leckow:   Okay, great.  Thank you for the comments and congratulations again.

Gary K. Kunkle Jr.:  Thank you Derek.

Operator:    Your next question comes from Frank Pinkerton.

Frank Pinkerton:     Hey, first a clarification to make sure I heard you
             right.  You said the tax rate adjusted in the quarter was 31.1%?

Bret W. Wise:   Right.  That's right Frank, excluding those what we kind of consider one-time items, it was 31.1%.

Frank Pinkerton:     Okay, thank you.  I guess the second question, when you
             spoke about the stronger growth rate in Europe. Can you give us an idea what you would have expected, maybe a, you know, kind of a constant recurring growth rate there was? You know, how much was actually added, what could have been, you know, for purchases on the sales side there?

Gary K. Kunkle Jr.   Right, first of all the growth rate in Europe is usually
             3 to 4%. I think the market has been a little bit stronger of recent. Obviously we're looking to see the impact in April of whether there was much forward buying. The comments that I made about the reimbursement and any forward buying were really antidotal. As we have looked at the first several weeks of April, while the second quarter has comparable sales dates from one year to the next, it doesn't have comparable ship dates so far in April so it makes it somewhat of a tough comparison. I'd say there some modest decline - it isn't significant and of course it's too early to see if there was much impact on prescheduled visits because of the reimbursements. We'll have to probably wait until we're well into the second quarter to see if that really in fact had a major impact on the growth.

             I expect that Europe will continue in the mid to high single digits as I said earlier, double-digit internal growth is unrealistic for the balance of the year.

Frank Pinkerton:     Good, thank you and I guess, you know, my last question.
             On the conference call yesterday, Henry Schein made a comment that they were going to be entering the implant market in the second half of 2004. Could you broadly speak to, you know, your implant business, you know, what you see as your strengths, where your markets are playing? And then also, if you could make a comment on, I guess I would say vertical integration of distributors? You know, what does that do from your standpoint with your relationship with Schein and how will you treat them, you know, if they do decide to move into some of your markets? Thank you.

Gary K. Kunkle Jr.   We're very pleased with our implant business in the first
             quarter of this year. As I had mentioned earlier it had very strong double-digit growth. We certainly think it was growing faster than the market. We have a stronger presence in Europe than we do other markets so certainly we would like to look at expanding in the other markets where we have less share, the obvious one would be the United States.

             With respect to the comments or question about Schein or any other distributor vertically integrating, I mean we've had businesses that we have bought over the years that are direct businesses that have competed with Schein. If you look at Henry Schein's other dental businesses, virtually everyone of them already compete with us, so if their going to represent another company that they didn't represent before it's probably a competitor with which we already compete. So I don't see it too much of a change. When we meet with Henry Schein and our other distributors, our job is to work with Schein and focus on growing the products that are distributed through Schein of ours. And we're going to continue that strategy and I'm confident that that's how they feel also.

Frank Pinkerton:     Thank you.

Operator:    Your next question comes from Jim Moncrief.

Jim Moncrief:   Yeah Bret, could you repeat those receivable days again?

Bret W. Wise:   Receivable days at the end of March were 56 days, at the end of last year they were 50 days. I will say that in the first quarter March is by far the biggest month for sales that you have during the quarter so that typically causes some increase in days as we measure them at the end of March compared to year-end.

Jim Moncrief:   Okay, thanks.

Operator:    Again, to ask a question please press star then the number 1 on your telephone keypad.

             Your next question comes from Matt Limpher.

Matt Limpher:   Yeah, hey guys.  I was wondering if you could give some more description around the growth rate? I guess, you know, 2% organic in the U.S. and just give us, you know, lab business is negative in the U.S. and kind of weak equipment sales and could you give us some more kind of color around that and, you know, just a better look into this lab business?

Gary K. Kunkle Jr.:  Yes well we don't break it down too far when we get into geography; probably just reiterate what I already said. We had some tough comparisons on the equipment side of the business when you looked at the first quarter in 2003. We do see recovery on the consumables. They were pretty much flat during 2003, as we got into the fourth quarter of 2003 and this most recent quarter in 2004 we're seeing a modest pickup of consumables that's in the low- to-mid single digits. We no longer have tough comparisons going forward on the equipment side so that will not be, should not be a hindrance to the growth moving forward and I expect that by the end of the year the lab business should be at the growth rate of other consumables in the U.S., which is in the 4 to 6% range.

Matt Limpher:   Okay, thanks.

Operator:    You have a follow-up question from Derek Leckow.

Derek Leckow:   Thank you.  On the orthodontic business, since most of those sales are direct and because you've had such strong growth there recently, would that account for some of the increase in the receivable days?

Bret W. Wise:   I don't think so.

Derek Leckow:   Is the average receivable days of that division higher than your overall business?

Bret W. Wise:   No, their really not and, you know, that division is a direct division and in fact there's some of that business that's paid with credit card so it's really quite quick. You know, as mixed changes in Europe and as Europe grows in relation to the total company, that tends to push the days out a little bit, but that's not the most significant part of the increase in the first quarter. It's more just a matter of timing of where the month end fell compared to the calendar days and when we got paid.

Derek Leckow:   We should see a good rebound in that number.

Bret W. Wise:    I would expect receivable days to drop from the 56 in the
             second quarter.

Derek Leckow:   Great, thanks a lot.

Gary K. Kunkle Jr.:  But Derek it's a pretty normal trend if you look at our receivable days historically, that they do tend to go up in the middle of the year and it's based on what Bret just said, it's the timing.

Derek Leckow:   Okay, great.  Thanks a lot.

Operator:    Thank you.  At this time there are no further questions.

             You now have a follow-up question from Matt Limpher.

Matt Limpher:   Yeah can you guys give us the payable days outstanding?

Bret W. Wise:   We don't report that or measure that, well we do measure it, but it's difficult because you have to know the component of our cost of sales that is raw materials and so I can give you the gross payables number if you'd like.

Matt Limpher:   Okay.

Bret W. Wise:   I have that here.

Operator:    Okay, and no further questions.

Bret W. Wise:   Gross payables at the end of March was $74 million.

Gary K. Kunkle Jr.:  I'm sorry Lawana, no further questions?

Operator:    No further questions sir.

Gary K. Kunkle Jr.:  Okay, well thank you all for joining our call and we appreciate your interest in our company.

Operator:    Thank you.  This concludes today's 1st Quarter 2004 Earnings
             Release Conference Call.  You may now disconnect.


                                      END